Exhibit 99.1

LIXTE Biotechnology Provides Update On Progress with Proprietary Compound, LB-100, to Treat Ovarian and Colorectal Cancer

-Started Two New Clinical Trials, Collaborating with MD Anderson and The Netherlands Cancer Institute for Treatment of Ovarian and Colorectal Cancer-

-Received Exclusive Patent License Agreement with the NIH

on LB-100’s Potential in Enhancing Cancer Immunotherapies-

-Two Breakthrough Publications in Medical Journals, EMBO and Cancer Discovery,

Supporting LIXTE’s Clinical Trial Program-

PASADENA, Calif, March 27, 2025 — LIXTE Biotechnology Holdings, Inc. (“LIXTE” or the “Company”) (Nasdaq: LIXT and LIXTW), a clinical-stage pharmaceutical company developing a new class of cancer therapy to enhance chemotherapy and immunotherapy, today provided an update on its recent activities.

“Continued progress has been made in collaborative clinical studies with two global pharmaceutical companies for our lead proprietary compound, LB-100, to treat ovarian and colorectal cancer,” said Bas van der Baan, LIXTE’s President and Chief Executive Officer. “We are encouraged that LB-100 has been found to be well tolerated in clear cell ovarian cancer patients at doses with anti-cancer activity, underscoring our mission and commitment to deliver effective solutions to patients battling cancer.

“LIXTE trials are underway for ovarian cancer at the M.D. Anderson Cancer Center and at Northwestern University, supported by GSK. Our colorectal trial, supported by F. Hoffmann-La Roche, is being conducted at the Netherlands Cancer Institute,” Mr. van der Baan added.

Recent LIXTE Highlights Include:

●	The first patient dosing in a Phase 1b/2 trial combining LIXTE’s LB-100 with GSK’s immunotherapy, dostarlimab-gxly, targeting ovarian clear cell carcinoma.

●	Dosing of the first patient in a new clinical trial in collaboration with the Netherlands Cancer Institute (NKI) and supported by F. Hoffmann-La Roche Ltd. (“Roche”) for treatment of unresponsive (MSI Low) metastatic colorectal cancer.

●	Further bolstering of LIXTE’s intellectual property portfolio, with receipt of a Notice of Allowance from the United States Patent and Trademark Office (USPTO) for U.S. Patent application number 16/467,721, titled, “Oxabicycloheptanes for Modulation of Immune Response,” for combining the Company’s LB-100 compound with various innovative cancer immunotherapies.

●	Completion of a registered direct offering, raising aggregate gross proceeds of approximately $1,050,000 to be used for working capital and other general corporate purposes.

●	Study published in Cancer Discovery, revealing that LB-100 can force cancer cells to relinquish their malignant properties, suggesting a novel therapeutic approach.

●	Study published in EMBO, highlighting how LB-100 forces cancer cells to create neo antigens and make them more vulnerable for immunotherapy.

About LIXTE Biotechnology Holdings, Inc.

LIXTE Biotechnology Holdings, Inc. is a clinical-stage pharmaceutical company focused on new targets for cancer drug development and developing and commercializing cancer therapies. LIXTE has demonstrated that its first-in-class lead clinical PP2A inhibitor, LB-100, is well-tolerated in cancer patients at doses associated with anti-cancer activity. Based on extensive published preclinical data, LB-100 has the potential to significantly improve outcomes for patients undergoing various chemotherapies or immunotherapies. LIXTE’s new approach has no known competitors and is covered by a comprehensive patent portfolio. Proof-of-concept clinical trials are in progress. LB-100 is part of a pioneering effort in an entirely new field of cancer biology – activation lethality – that is advancing a new treatment paradigm. Additional information about LIXTE can be found at www.lixte.com and in the Company’s Annual Report on Form 10-K for year ended December 31, 2024, which has been filed with the U.S. Securities and Exchange Commission at www.sec.gov.

Forward-Looking Statement Disclaimer

This announcement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. For example, statements regarding the Company’s financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future activities, including the continuing development of proprietary compounds, the planning, funding, coordination and potential results of clinical trials, the patent and legal costs to protect and maintain the Company’s intellectual property worldwide, and the Company’s ability to obtain and maintain compliance with Nasdaq’s continued listing requirements, are all forward-looking statements. These statements are generally accompanied by words such as “intend,” anticipate,” “believe,” “estimate,” “potential(ly),” “continue,” “forecast,” “predict,” “plan,” “may,” “will,” “could,” “would,” “should,” “expect” or the negative of such terms or other comparable terminology. The Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to it on the date hereof, but the Company cannot provide assurances that these assumptions and expectations will prove to have been correct or that the Company will take any action that the Company may presently be planning. However, these forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results or experience may differ materially from those expected or anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory policies, available cash resources, research results, competition from other similar businesses, and market and general economic factors.

Readers are urged to read the risk factors set forth in the Company’s filings with the United States Securities and Exchange Commission at https://www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information about LIXTE, contact: info@lixte.com

General Phone: (631) 830-7092; Investor Phone: (888) 289-5533

or

PondelWilkinson Inc. Investor Relations

pwinvestor@pondel.com

Roger Pondel: (310) 279-5965; Laurie Berman: (310) 279-5962